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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*


                               Aurora Foods Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
             ------------------------------------------------------
                         (Title of Class of Securities)


                                   05164B 10 6
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_|      Rule 13d-1(b)

    |_|      Rule 13d-1(c)

    |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      McCown De Leeuw & Co. III, L.P.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      California, United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          10,715,253*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 6,977,672*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      10,715,253*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      13.70%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------






                               Page 2 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      McCown De Leeuw & Co. III (Europe), L.P.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Bermuda
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          495,364*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 495,364*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      495,364*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      0.64%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------





                               Page 3 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      McCown De Leeuw & Co. III (Asia), L.P.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Bermuda
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          116,093*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 116,093*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      116,093*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      0.15%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------





                               Page 4 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      MDC Management Company III, L.P.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      California, United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          11,210,617*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 7,473,036*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      11,210,617*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      14.32%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------




                               Page 5 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      MDC Management Company IIIA, L.P.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      California, United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          116,093*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 116,093*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      116,093*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      0.15%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------




                               Page 6 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      Gamma Fund LLC
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      California, United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          150,934*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 150,934*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      150,934*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      0.20%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      OO
--------------------------------------------------------------------------------




                               Page 7 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      McCown De Leeuw & Co. IV, L.P.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      California, United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          7,252,042*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 7,252,042*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      7,252,042*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      9.24%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------




                               Page 8 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      McCown De Leeuw & Co. IV Associates, L.P.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      California, United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          123,640*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 123,640*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      123,640*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      0.16%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------




                               Page 9 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      MDC Management Company IV, LLC
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      California, United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          7,375,683*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 7,375,683*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      7,375,683*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      9.39%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      OO
--------------------------------------------------------------------------------


                               Page 10 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      Delta Fund LLC
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      California, United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          146,758*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 146,758*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      146,758*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      0.19%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      OO
--------------------------------------------------------------------------------



                               Page 11 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      David E. De Leeuw
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          23,000
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              7,638,535*
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 23,000
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          7,638,535*
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      7,661,535*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      9.75%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------



                               Page 12 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      George E. McCown
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          50,000
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              7,638,535*
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 50,000
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          7,638,535*
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      7,688,535*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      9.78%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------



                              Page 13 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      Robert B. Hellman, Jr.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          0
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              7,522,442*
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 0
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          7,522,442*
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      7,522,442*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------



                               Page 14 of 27 pages

CUSIP No. 05164B 10 6

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      Steven A. Zuckerman
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                          7,522,442*
    NUMBER OF      -------------------------------------------------------------
     SHARES          6.   Shared Voting Power
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------
   REPORTING         7.   Sole Dispositive Power
    PERSON
     WITH                 7,522,442*
               -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      7,522,442*
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

      [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      9.58%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------




                               Page 15 of 27 pages

* The beneficial ownership calculations for each Reporting Person include the Common Stock of Aurora Foods Inc. issuable upon conversion of the Series A Cumulative Convertible Preferred Stock (the "Series A Stock"), but do not reflect the effect of accrued but unpaid dividends on the Series A Stock. As described more fully in Item 4, upon the conversion of the Series A Stock, any of such accrued dividends that remain unpaid shall be convertible into additional shares of Common Stock.

                               Page 16 of 27 pages

ITEM 1(A).    NAME OF ISSUER:

              Aurora Foods Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              1432 Lackland Road
              St. Louis, Missouri 63146

ITEM 2(A).    NAME OF PERSON FILING:

              The undersigned hereby file this statement on behalf of McCown De Leeuw & Co. III, L.P. ("MDC III"); McCown De Leeuw & Co. III (Europe), L.P. ("MDC III (Europe)"); McCown De Leeuw & Co. III Asia, L.P. ("MDC III (Asia)"); MDC Management Company III, L.P. ("MDC Management III"); MDC Management Company IIIA, L.P. ("MDC Management IIIA"); Gamma Fund LLC ("Gamma Fund"); McCown De Leeuw & Co. IV, L.P. ("MDC IV"); McCown De Leeuw & Co. IV Associates, L.P. ("MDC IVA"); MDC Management Company IV, LLC ("MDC Management IV"); Delta Fund LLC ("Delta Fund"); David E. De Leeuw; George E. McCown; Robert B. Hellman, Jr. and Steven A. Zuckerman. MDC III, MDC III (Europe), MDC III (Asia), MDC Management III, MDC Management IIIA, Gamma Fund, MDC IV, MDC IVA, MDC Management IV, Delta Fund, David E. De Leeuw, George E. McCown, Robert B. Hellman and Steven A. Zuckerman are sometimes hereinafter referred to collectively as the "Reporting Persons" or individually as a "Reporting Person."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The principal business office of MDC III, MDC III
              (Europe), MDC III (Asia), MDC Management III, MDC
              Management IIIA, Gamma Fund, MDC IV, MDC IVA, MDC
              Management IV, Delta Fund, George E. McCown, Robert
              B. Hellman, and Steven A. Zuckerman is
              525 Middlefield Avenue, Suite 210, Menlo Park, California
              94025.

              The principal business office of David E. De Leeuw is 900 Third Avenue, 26th Floor, New York, New York
              10022.

ITEM 2(C).    CITIZENSHIP:

              MDC III, MDC Management III, MDC Management IIIA, MDC IV and MDC IVA are California limited partnerships. Gamma Fund, MDC Management IV and Delta Fund are California limited liability companies. MDC III (Europe) and MDC III (Asia) are Bermuda limited partnerships. David E. De Leeuw, George E. McCown, Robert B. Hellman and Steven A. Zuckerman are citizens of the United States of America.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES

              The title of the securities is Common Stock, par value $0.01 (the "Common Stock").

Item 2(e).    CUSIP Number

              05164B 10 6


                               Page 17 of 27 pages

ITEM 3.   NOT APPLICABLE.



ITEM 4.   OWNERSHIP:



                                                                            NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                                                                    ------------------------------------------------------------
                                      AMOUNT                                             SHARED            SOLE        SHARED
                                   BENEFICIALLY      PERCENT OF     SOLE VOTING       VOTING POWER      DISPOSITIVE  DISPOSITIVE
                                     OWNED (1)        CLASS (2)      POWER (1)          POWER (1)        POWER (1)     POWER (1)
                                     ---------        ---------      ---------          ---------        ---------   ---------
  MDC III (3)                         10,715,253         13.70%        10,715,253             0           6,977,672             0
  MDC III (Europe) (4)                   495,364          0.64%           495,364             0             495,364             0
  MDC III (Asia) (5)                     116,093          0.15%           116,093             0             116,093             0
  MDC Management III (6)              11,210,617         14.32%        11,210,617             0           7,473,036             0
  MDC Management IIIA (7)                116,093          0.15%           116,093             0             116,093             0
  Gamma Fund (8)                         150,934          0.20%           150,934             0             150,934             0
  MDC IV (9)                           7,252,042          9.24%         7,252,042             0           7,252,042             0
  MDC IVA (10)                           123,640          0.16%           123,640             0             123,640             0
  MDC Management IV (11)               7,375,683          9.39%         7,375,683             0           7,375,683             0
  Delta Fund (12)                        146,758          0.19%           146,758             0             146,758             0
  David E. De Leeuw (13)               7,661,535          9.75%            23,000     7,638,535              23,000     7,638,535
  George E. McCown (14)                7,688,535          9.78%            50,000     7,638,535              50,000     7,638,535
  Robert B. Hellman, Jr. (15)          7,522,442          9.58%                 0     7,522,442                   0     7,522,442
  Steven A. Zuckerman (16)             7,522,442          9.58%                 0     7,522,442                   0     7,522,442
  ------------------------           ----------          -----         ----------     ---------             -------     ---------
  All Reporting Persons
     Collectively (17)                19,073,084         23.82%        19,073,084        N/A             15,335,503        N/A


1 The beneficial ownership calculations for each Reporting Person do not reflect certain shares of Common Stock issuable upon the conversion of the Series A Cumulative Convertible Preferred Stock of the Issuer (the "Series A Stock"). Each share of Series A Stock is convertible into a number of shares of Common Stock equal to (i) $4.00 divided by (ii) the then-current conversion price of the Series A Stock (currently $3.24). In addition, cumulative dividends accrue on each share of Series A Stock at a rate of 8% per annum based on such shares' original issuance price of $4.00. The accrued and unpaid dividends on each share of Series A Stock equal approximately $0.78 per share as of December 31, 2002. Any accrued dividends that remain unpaid upon conversion of the Series A Stock shall also be convertible into additional shares of Common Stock based on the then-current conversion price. Because any such accrued and unpaid dividends on the Series A Stock may be paid in cash at the option of the Issuer, the effects of these accrued and unpaid dividends are not reflected in the beneficial ownership calculations provided above but instead are reflected separately in the footnotes below.

2 The percentages calculated herein are based on 77,143,642 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed with the SEC on November 13, 2002.

3 Includes (a) 3,737,581 shares of Common Stock held by California Public Employees Retirement System (solely for purposes of determining voting power) for which MDC III has an irrevocable proxy which provides the power to vote all of the securities held by California Public Employees Retirement System; (b) 621,919 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 767,801 shares of Common Stock; and (c) warrants to purchase 312,273 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable

                               Page 18 of 27 pages
         upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 150,325 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for MDC III.

4 Includes (a) 44,152 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 54,508 shares of Common Stock, and (b) warrants to purchase 22,169 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 10,672 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for MDC III (Europe).

5 Includes (a) 10,347 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 12,774 shares of Common Stock, and (b) warrants to purchase 5,195 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 2,501 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for MDC III (Asia).

6 Includes 10,715,253 shares beneficially owned by MDC III (as discussed in footnote 3, MDC III has dispositive power over only 6,977,672 of such shares), an investment partnership whose general partner is MDC Management III, and 495,364 shares beneficially owned by MDC III (Europe) (as discussed in footnote 4), an investment partnership whose general partner is MDC Management III. Included within the foregoing amounts are an aggregate of (a) 666,071 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 822,309 shares of Common Stock, and (b) warrants to purchase 334,442 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 160,997 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for MDC Management III.

7 Includes 116,093 shares owned by MDC III (Asia) (as discussed in footnote 5), an investment partnership whose general partner is MDC Management IIIA. Included within the foregoing amount are an aggregate of (a) 10,347 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 12,774 shares of Common Stock, and (b) warrants to purchase 5,195 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 2,501 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for MDC Management IIIA.

8 Includes (a) 13,453 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 16,608 shares of Common Stock, and (b) warrants to purchase 6,755 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 3,252 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for Gamma Fund.

                               Page 19 of 27 pages

9 Includes (a) 620,633 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 766,213 shares of Common Stock, and (b) warrants to purchase 600,794 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 150,014 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for MDC IV.

10 Includes (a) 13,087 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 16,156 shares of Common Stock, and (b) warrants to purchase 12,176 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 3,163 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for MDC IVA.

11 Includes 7,252,042 shares beneficially owned by MDC IV (as discussed in footnote 9), an investment partnership whose general partner is MDC Management IV, and 123,640 shares beneficially owned by MDC IVA (as discussed in footnote 10), an investment partnership whose general partner is MDC Management IV. Included within the foregoing amounts are
         (a) 633,720 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 782,370 shares of Common Stock, and (b) warrants to purchase 612,970 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 153,177 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for MDC Management IV.

12 Includes (a) 10,051 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 12,408 shares of Common Stock, and (b) warrants to purchase 10,248 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 2,429 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for Delta Fund.

13 Includes: (i) 116,093 shares of Common Stock beneficially owned by MDC III (Asia) (as discussed in footnote 5), an investment partnership whose general partner is MDC Management IIIA; (ii) 7,252,042 shares of Common Stock beneficially owned by MDC IV (as discussed in footnote 9), an investment partnership whose general partner is MDC Management IV;
         (iii) 123,640 shares of Common Stock beneficially owned by MDC IVA (as discussed in footnote 10), an investment partnership whose general partner is MDC Management IV; and (iv) 146,758 shares of Common Stock beneficially owned by Delta Fund LLC (as discussed in footnote 12), a California limited liability company. Included within the foregoing amounts are an aggregate of (a) 654,118 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 807,553 shares of Common Stock, and (b) warrants to purchase 628,413 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 158,107 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for Mr. De Leeuw. Mr. De Leeuw is a Managing General Partner of MDC Management IIIA, a Managing Member of MDC Management IV, and a Voting Member of Delta

                               Page 20 of 27 pages

         Fund, and possesses certain voting and dispositive power over the securities controlled by each such entity (as discussed in greater detail below).

14 Includes: (i) 116,093 shares of Common Stock beneficially owned by MDC III (Asia) (as discussed in footnote 5), an investment partnership whose general partner is MDC Management IIIA; (ii) 7,252,042 shares of Common Stock beneficially owned by MDC IV (as discussed in footnote 9), an investment partnership whose general partner is MDC Management IV;
         (iii) 123,640 shares of Common Stock beneficially owned by MDC IVA (as discussed in footnote 10), an investment partnership whose general partner is MDC Management IV; and (iv) 146,758 shares of Common Stock owned by Delta Fund LLC (as discussed in footnote 12), a California limited liability company. Included within the foregoing amounts are an aggregate of (a) 654,118 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 807,553 shares of Common Stock, and (b) warrants to purchase 628,413 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 158,107 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for Mr. McCown. Mr. McCown is a Managing General Partner of MDC Management IIIA, a Managing Member of MDC Management IV, and a Voting Member of Delta Fund, and possesses certain voting and dispositive power over the securities controlled by each such entity (as discussed in greater detail below).

15 Includes: (i) 7,252,042 shares of Common Stock beneficially owned by MDC IV (as discussed in footnote 9), an investment partnership whose general partner is MDC Management IV; (ii) 123,640 shares of Common Stock beneficially owned by MDC IVA (as discussed in footnote 10), an investment partnership whose general partner is MDC Management IV; and
         (iii) 46,758 shares of Common Stock beneficially owned by Delta Fund LLC (as discussed in footnote 12), a California limited liability company. Included within the foregoing amounts are an aggregate of (a) 643,771 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 794,779 shares of Common Stock, and
         (b) warrants to purchase 623,218 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 155,606 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for Mr. Hellman. Mr. Hellman is a Managing Member of MDC Management IV and a Voting Member of Delta Fund, and possesses certain voting and dispositive power over the securities controlled by each such entity (as discussed in greater detail below).

16 Includes: (i) 7,252,042 shares of Common Stock beneficially owned by MDC IV (as discussed in footnote 9), an investment partnership whose general partner is MDC Management IV; (ii) 123,640 shares of Common Stock beneficially owned by MDC IVA (as discussed in footnote 10), an investment partnership whose general partner is MDC Management IV; and
         (iii) 146,758 shares of Common Stock beneficially owned by Delta Fund LLC (as discussed in footnote 12), a California limited liability company. Included within the foregoing amounts are an aggregate of (a) 643,771 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 794,779 shares of Common Stock, and
         (b) warrants to purchase 623,218 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 155,606 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for Mr. Zuckerman. Mr. Zuckerman is a Managing Member of MDC

                               Page 21 of 27 pages

         Management IV and a Voting Member of Delta Fund, and possesses certain voting and dispositive power over the securities controlled by each such entity (as discussed in greater detail below).

17 Each Reporting Person disclaims participation in any "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") and the rules promulgated thereunder) among the Reporting Persons with respect to the securities of the Issuer; however, in the event a group were to be found to exist with respect to the Issuer, each Reporting Person would be deemed to be the beneficial owner of the shares beneficially owned by all members of the group, which beneficial ownership would total 19,073,084 shares of the Issuer's Common Stock. Included within the foregoing amount are an aggregate of (a) 1,333,642 shares of Series A Stock which, at the current conversion price of $3.24 (subject to adjustment in accordance with the certificate of designation), are convertible into 1,968,827 shares of Common Stock, and (b) warrants to purchase 969,610 shares of Common Stock. As of December 31, 2002, the number of additional shares of Common Stock that would be issuable upon conversion of the aforementioned shares of Series A Stock in respect of accrued and unpaid dividends was approximately 322,356 shares. As stated in footnote 1, such shares are not included in the beneficial ownership calculations for all Reporting Persons.

         The attribution of share holdings discussed above results from the management structure of certain Reporting Persons. A short description of the relationships among the Reporting Persons follows:

          o MDC Management III is the sole general partner of MDC III and MDC III (Europe). Voting and dispositive decisions made within MDC Management III regarding the securities of the Issuer are made by two-thirds in interest of its Managing General Partners. The Managing General Partners of MDC Management III are Mssrs. McCown, De Leeuw, Hellman, and Zuckerman, none of whom hold an interest as Managing General Partner sufficient to dictate or veto any such voting or dispositive decision made by MDC Management III. Accordingly, Messrs. McCown, De Leeuw, Hellman and Zuckerman disclaim beneficial ownership of the shares beneficially owned by MDC Management III.

          o    MDC Management IIIA is the sole general partner of MDC III
               (Asia). Voting and dispositive decisions made within MDC Management IIIA regarding the securities of the Issuer are made by two-thirds in interest of its Managing General Partners. The Managing General Partners of MDC Management IIIA are Mr. McCown and Mr. De Leeuw, each of whom holds an interest as Managing General Partner sufficient to veto any such voting or dispositive decision made by MDC Management IIIA.

          o MDC Management IV is the sole general partner of MDC IV and MDC IV A. Voting and dispositive decisions made within MDC Management IV regarding the securities of the Issuer are made by unanimous consent of the Managing Members. The Managing Members of MDC Management IV are Mssrs. McCown, De Leeuw, Hellman, and Zuckerman, each of whom as a Managing Member may veto any such voting or dispositive decision made by MDC Management IV.

          o Voting and dispositive decisions made within Gamma Fund regarding the securities of the Issuer are made by a majority in number of the Voting Members. The Voting Members of Gamma Fund are Mssrs. McCown, De Leeuw, Hellman, and Zuckerman, none of whom have the authority to dictate or veto any such voting or dispositive decision made by Gamma Fund. Accordingly, Messrs. McCown, De Leeuw, Hellman and Zuckerman disclaim beneficial ownership of the shares beneficially owned by Gamma Fund.

                               Page 22 of 27 pages

          o Voting and dispositive decisions made within Delta Fund regarding the securities of the Issuer are made by unanimous consent of the Voting Members. The Voting Members of Delta Fund include Mssrs. McCown, De Leeuw, Hellman, and Zuckerman, each of whom as a Voting Member may veto any such voting or dispositive decision made by Delta Fund.

    Except to the extent set forth above, each Reporting Person disclaims beneficial ownership of any shares of Issuer's Common Stock held by any of the other Reporting Persons. As noted in footnote 17 above, each Reporting Person disclaims participation in any "group" among the Reporting Persons with respect to the securities of the Issuer.

    In addition, in accordance with Rule 13d-5(b)(1) under the 1934 Act and by virtue of a Securityholders Agreement, dated as of April 8, 1998 (as amended from time to time), among MDC III, MDC III (Europe), MDC III
    (Asia), Gamma Fund, MDC IV, MDC IVA, Delta Fund, and certain other stockholders of the Issuer, the Reporting Persons may be deemed to be part of a "group" for purposes of Section 13(d)(3) of the 1934 Act. The Reporting Persons nonetheless disclaim that they are part of a "group" by virtue of the Securityholders Agreement, and each disclaims beneficial ownership of all Common Stock held by any other party to the Securityholders Agreement (except as otherwise provided herein).

                               Page 23 of 27 pages

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT OF A CLASS ON BEHALF OF
                 ANOTHER PERSON

                 Under certain circumstances set forth in the partnership agreement or operating agreement (as the case may be) of the Reporting Persons, the general partners, limited partner and/or the members (as the case may be) of each of the Reporting Persons have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of the Issuer owned by each of the Reporting Persons.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                 PARENT HOLDING COMPANY OR CONTROL PERSON.

                 Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Neither the filing of this statement nor any of its contents are deemed to constitute an admission that any Reporting Person is acting with any other Reporting Person as a member of a "group" with respect to the securities of the Issuer for purposes of Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder, or for any other purpose, and the existence of any such "group" is expressly disclaimed hereby. The agreement required by Rule 13d-1(k)(1) is attached hereto as Exhibit A.

ITEM 9.          NOTICE OF DISSOLUTION OF A GROUP.

                 Not applicable.

ITEM 10.         CERTIFICATION.

                 Not applicable.


                               Page 24 of 27 pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2003


                            MCCOWN DE LEEUW & CO. III, L.P.

                            By:   MDC Management Company III, L.P.
                            Its:  General Partner

                            By:   /s/ Robert B. Hellman, Jr.
                                  -------------------------------------------
                                  Name:  Robert B. Hellman, Jr.
                                  Title: General Partner


                            MCCOWN DE LEEUW & CO. III (EUROPE), L.P.

                            By:   MDC Management Company III, L.P.
                            Its:  General Partner

                            By:   /s/ Robert B. Hellman, Jr.
                                  -------------------------------------------
                                  Name:  Robert B. Hellman, Jr.
                                  Title: General Partner


                            MCCOWN DE LEEUW & CO. III ASIA, L.P.

                            By:   MDC Management Company IIIA, L.P.
                            Its:  General Partner

                            By:   /s/ George E. McCown
                                  -------------------------------------------
                                  Name:  George E. McCown
                                  Title: General Partner

                            MDC MANAGEMENT COMPANY III, L.P.

                            By:   /s/ Robert B. Hellman, Jr.
                                  -------------------------------------------
                                  Name:  Robert Hellman
                                  Title: General Partner

                            MDC MANAGEMENT COMPANY IIIA, L.P

                            By:   /s/ George E. McCown
                                  -------------------------------------------
                                  Name:  George E. McCown
                                  Title: General Partner





                               Page 25 of 27 pages

                            GAMMA FUND LLC

                            By:   /s/ Robert B. Hellman, Jr.
                                  ----------------------------------------------
                                  Name:  Robert B. Hellman, Jr.
                                  Title: Voting Member


                            MCCOWN DE LEEUW & CO. IV, L.P.

                            By:   MDC Management Company IV, L.P.
                                  Its: General Partner

                            By:   /s/ Robert B. Hellman, Jr.
                                  ----------------------------------------------
                                  Name:  Robert B. Hellman, Jr.
                                  Title: Managing Member


                            MCCOWN DE LEEUW & CO. IV ASSOCIATES, L.P

                            By:   MDC Management Company IV, L.P.
                                  Its: General Partner

                            By:   /s/ Robert B. Hellman, Jr.
                                  ----------------------------------------------
                                  Name:  Robert B. Hellman, Jr.
                                  Title: Managing Member


                            MDC MANAGEMENT COMPANY IV, LLC

                            By:   /s/ Robert B. Hellman, Jr.
                                  ----------------------------------------------
                                  Name:  Robert Hellman
                                  Title: Voting Member

                            DELTA FUND LLC

                            By:   /s/ Robert B. Hellman, Jr.
                                  ----------------------------------------------
                                  Name:  Robert B. Hellman, Jr.
                                  Title: Voting Member


                            /s/ Pamela Swain as Attorney-in-Fact
                            ----------------------------------------------------
                            DAVID E. DE LEEUW

                            /s/ George E. McCown
                            ----------------------------------------------------
                            GEORGE E. MCCOWN



                               Page 26 of 27 pages

                            /s/ Robert B. Hellman, Jr.
                            ----------------------------------------------------
                            ROBERT B. HELLMAN, JR.


                            /s/ Pamela Swain as Attorney-in-Fact
                            ----------------------------------------------------
                            STEVEN A. ZUCKERMAN



                               Page 27 of 27 pages

                                                                       Exhibit A



Pursuant to Rule 13d-1(k)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is, and any further amendments thereto shall be, filed on behalf of each of the undersigned.

                            MCCOWN DE LEEUW & CO. III, L.P.

                            By:   MDC Management Company III, L.P.
                            Its:  General Partner

                            By:   /s/ Robert B. Hellman, Jr.
                                  ----------------------------------------------
                                  Name:  Robert B. Hellman, Jr.
                                  Title: General Partner


                            MCCOWN DE LEEUW & CO. III (EUROPE), L.P.

                            By:   MDC Management Company III, L.P.
                            Its:  General Partner

                            By:   /s/ Robert B. Hellman, Jr.
                                  ----------------------------------------------
                                  Name:  Robert B. Hellman, Jr.
                                  Title: General Partner


                            MCCOWN DE LEEUW & CO. III ASIA, L.P.

                            By:   MDC Management Company IIIA, L.P.
                            Its:  General Partner

                            By:   /s/ George E. McCown
                                  ----------------------------------------------
                                  Name:  George E. McCown
                                  Title: General Partner

                            MDC MANAGEMENT COMPANY III, L.P.

                            By:   /s/ Robert B. Hellman, Jr.
                                  ----------------------------------------------
                                  Name: Robert Hellman
                                  Title: General Partner



                                Page 1 of 3 pages

                               MDC MANAGEMENT COMPANY IIIA, L.P

                               By:   /s/ George E. McCown
                                     ----------------------------------
                                     Name: George E. McCown
                                     Title: General Partner

                               GAMMA FUND LLC

                               By:   /s/ Robert B. Hellman, Jr.
                                     ----------------------------------
                                     Name:    Robert B. Hellman, Jr.
                                     Title:   Voting Member


                               MCCOWN DE LEEUW & CO. IV, L.P.

                               By:   MDC Management Company IV, L.P.
                               Its:  General Partner

                               By:   /s/ Robert B. Hellman, Jr.
                                     ----------------------------------
                                     Name:    Robert B. Hellman, Jr.
                                     Title:   Managing Member


                               MCCOWN DE LEEUW & CO. IV ASSOCIATES, L.P

                               By:   MDC Management Company IV, L.P.
                               Its:  General Partner

                               By:   /s/ Robert B. Hellman, Jr.
                                     ----------------------------------
                                     Name:    Robert B. Hellman, Jr.
                                     Title:   Managing Member


                               MDC MANAGEMENT COMPANY IV, LLC

                               By:   /s/ Robert B. Hellman, Jr.
                                     ----------------------------------
                                     Name: Robert Hellman
                                     Title: Voting Member

                                Page 2 of 3 pages

                           DELTA FUND LLC

                           By:    /s/ Robert B. Hellman, Jr.
                                  ---------------------------------------------
                                  Name:    Robert B. Hellman, Jr.
                                  Title:   Voting Member


                                 /s/ Pamela Swain as Attorney-in-Fact
                                 ----------------------------------------------
                                 DAVID E. DE LEEUW

                                 /s/ George E. McCown
                                 ----------------------------------------------
                                 GEORGE E. MCCOWN

                                 /s/ Robert B. Hellman, Jr.
                                 ----------------------------------------------
                                 ROBERT B. HELLMAN, JR.


                                 /s/ Pamela Swain as Attorney-in-Fact
                                 ----------------------------------------------
                                 STEVEN A. ZUCKERMAN



                                Page 3 of 3 pages

                                                                       EXHIBIT B

                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Robert B. Hellman, Jr., George E. McCown, Judy Bornstein, and Pamela Swain, signing individually, the undersigned's true and lawful attorneys-in fact and agents to:

                  (1) execute for and on behalf of the undersigned, in connection with the undersigned ownership of or transactions in shares of stock of Aurora Foods, Inc. (the "Company"), Schedules 13G, Schedules 13D and any amendments thereto in accordance with Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder;

                  (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such schedules, complete and execute any amendment or amendments thereto, and timely file such schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

                  (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 13 of the Exchange Act.

         This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file a
Schedule 13G or Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or
(c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by McCown De Leeuw & Co., LLC.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 2003.



                                                /s/ Steven A. Zuckerman
                                                --------------------------------
                                                Steven A. Zuckerman

                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Robert B. Hellman, Jr., George E. McCown, Judy Bornstein, and Pamela Swain, signing individually, the undersigned's true and lawful attorneys-in fact and agents to:

                  (1) execute for and on behalf of the undersigned, in connection with the undersigned ownership of or transactions in shares of stock of Aurora Foods, Inc. (the "Company"), Schedules 13G, Schedules 13D and any amendments thereto in accordance with Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder;

                  (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such schedules, complete and execute any amendment or amendments thereto, and timely file such schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

                  (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 13 of the Exchange Act.

         This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file a
Schedule 13G or Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or
(c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by McCown De Leeuw & Co., LLC.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 2003.



                                  /s/ David E. De Leeuw
                                  ----------------------------------------------
                                  David E. De Leeuw